Exhibit 99.1

Bridgeline Reports Record Fourth-Quarter and Fiscal 2026 Sales for HawkSearch AI eCommerce Platform

WOBURN, MA — Bridgeline Digital, Inc. (NASDAQ: BLIN), a leader in AI-powered product discovery and eCommerce solutions, today announced record quarterly and annual sales, led by its HawkSearch AI eCommerce platform.

Fiscal 2026 Sales

Bridgeline recorded its third consecutive quarterly record for new customer acquisitions in the fourth quarter of fiscal 2026, adding 12 new customers, an average of one per week. These new customers represented more than $1.4M in TCV and $400K in ARR, surpassing the prior quarter’s record of nine new customers. Bridgeline also completed 11 sales to existing customers, representing an additional $200K in ARR. Fourth-quarter ARPU increased 53% from the prior quarter.

Fiscal 2026 was also a record year for new customer acquisition, with 38 new customers. In addition, 37 existing customers purchased additional products from Bridgeline. These 75 sales represented nearly $8M in TCV and $2.2M in ARR. ARPU increased 35% from fiscal 2025.

Fourth Quarter Sales Highlights

●	Record quarter for new customer acquisitions
●	12 new customers with $1.4M TCV and over $400K ARR
●	11 sales to existing customers with $750K TCV and $200K ARR
●	53% increase in ARPU

Fiscal 2026 Sales Highlights

●	Record year for new customer acquisitions
●	38 new customers with $3.9M TCV and $1.2M ARR
●	37 sales to existing customers with $4.0M TCV and $1.0M ARR
●	35% increase in ARPU

Fiscal 2026 Core Products

Bridgeline expects its Core products to represent 61% of total revenue and 64% of subscription revenue for fiscal 2026. HawkSearch accounted for 89% of all sales during the fiscal year.

The company expects Core products to achieve double-digit growth and NRR above 105% for fiscal 2026.

Bridgeline continues to support its legacy products, which generate more than $5M in revenue and $3M in gross profit, supporting continued investment in HawkSearch.

Fourth Quarter Core Highlights

●	96% of all sales were Core Products
●	63% of total revenue and 65% of subscription revenue are expected to be Core
●	2 new AI product releases

Fiscal 2026 Core Highlights

●	89% of all sales were Core Products
●	61% of total revenue and 64% of subscription revenue are expected to be Core
●	5 new AI product releases

The company ended fiscal 2026 with approximately $1.0M in cash and less than $200K in legacy bank debt, bearing interest at an annual rate of approximately 3.5%.

“HawkSearch’s value as an AI-powered platform with a growing customer base and strong customer expansion is demonstrated by its numbers,” said Ari Kahn, Bridgeline’s President and CEO. “HawkSearch has nearly $10M in revenue, including $8M in high-margin, multiyear subscriptions. The platform delivered double-digit growth and consecutive quarterly sales records, with $7M in Core TCV this year and 38 new-customer wins. Initial contracts from new customers were 35% higher than last year, and net revenue retention of 105% demonstrates continued customer investment in the platform. Our current customer win rate is one per week, and we expect that to grow in 2027.”

Other Terms

Core Product revenue includes all subscription license and services revenue from HawkSearch, WooRank licenses for HawkSearch customers, and AccessiBe.

Net Revenue Retention (“NRR”) is calculated by dividing current-period trailing-twelve-month subscription revenue, including cross-sales and net renewal subscription revenue from expansion less contraction, by subscription revenue for the preceding trailing-twelve-month period.

Average Revenue per Unit (“ARPU”) represents average new customer subscription ARR per sale.

Total Contract Value (“TCV”) is the total subscription value through the life of the contract’s term plus all contracted professional services and setup fees.

Safe Harbor for Forward-Looking Statements

Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, are based on our current expectations, estimates and projections about our industry, management's beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "could," "potential," "continue," "ongoing," similar expressions, and variations or negatives of these words. These statements appear in a number of places and include statements regarding the intent, belief or current expectations of Bridgeline Digital, Inc. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions, including, but not limited to, business operations and the business of our customers, suppliers and partners; our ability to retain and upgrade current customers, increasing our recurring revenue, our ability to attract new customers, our revenue growth rate; our history of net loss and our ability to achieve or maintain profitability, instability in the financial markets, including the banking sector; our liability for any unauthorized access to our data or our users' content, including through privacy and data security breaches; any decline in demand for our platform or products; changes in the interoperability of our platform across devices, operating systems, and third party applications that we do not control; competition in our markets; our ability to respond to rapid technological changes, extend our platform, develop new features or products, or gain market acceptance for such new features or products, particularly in light of potential disruptions to the productivity of our employees resulting from remote work; our ability to manage our growth or plan for future growth, and our acquisition of other businesses and the potential of such acquisitions to require significant management attention, disrupt our business, or dilute stockholder value; the volatility of the market price of our common stock, the ability to maintain our listing on the NASDAQ Capital Market; or our ability to maintain an effective system of internal controls as well as other risks described in our filings with the Securities and Exchange Commission. Any of such risks could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement. Bridgeline Digital, Inc. assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release, except as required by applicable law.

About Bridgeline
Bridgeline helps companies accelerate online revenue by improving traffic, conversion rates, and average order value through AI-powered commerce technology. Its HawkSearch platform delivers advanced search, personalization, and merchandising capabilities for B2B and B2C enterprises across high-growth industries.

Learn more at: www.bridgeline.com and www.hawksearch.com

Contact:
Kelly Maltman
SVP of Marketing
Bridgeline Digital
press@bridgeline.com